Exhibit 10.48

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

April 27, 2015

[*]

Re:  Offer of Employment

Dear Sheldon:

This letter is to confirm our offer to you for the position of Executive Vice President and General Counsel reporting to Mark Baker, CEO with Progenics Pharmaceuticals, Inc. This position includes the following compensation and benefits package:

Salary: $15,625.00 semi-monthly ($375,000 per year). Payday is the 15th and the last day of each month.

Equity Participation:  You may be granted an option to purchase 125,000 shares of Progenics' Common Stock.  This grant is subject to approval by the Compensation Committee of the Company's Board of Directors at its next meeting.  The exercise price of the option will be the closing price per share of Progenics' Common Stock on the day the option is granted.  The option will expire ten years from the date of grant and will be subject to the terms of the Company's Stock Incentive Plan.  You will receive an option agreement setting forth the specific terms of your option grant.

Annual Bonus Plan: You will be eligible to participate in the Company Bonus Plan. Bonuses are based on Corporate and Individual Goal achievement. Your annual target bonus is 40%.

Benefits:  Participation in Progenics' Medical, Dental, Vision, 401(k), and other benefit plans that are available for all professional employees.  The Company currently matches 50% of employee's 401(k) contributions between 1% and 10% of compensation.

You will accrue 20 days of Paid Time Off (PTO) per year, prorated your first year from your start date.

Tuition Reimbursement:  Reimbursement for tuition for all pre-approved course work at accredited institutions as described in the Company's Employee Resource Guide.

Performance & Salary Reviews: Your performance will be assessed under our normal performance management cycle. You will receive a performance and salary review at the end of each calendar year beginning 2015.

Immigration Law:  The Immigration Reform and Control Act of 1986 (IRCA) requires that Progenics, like all employers, verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States.  The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form (Form I-9) certifying United States citizenship or authorization to work in the United States.  It also requires that employers examine specific documents that the employee must provide within two days of starting work or within twenty days if proof is presented that request has been made to the appropriate agency for the necessary documents.

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

As we have explained, the above offer is contingent on your successful completion of full background verification, verification of your previous income, and the signing of the enclosed statements of basic information about which all new employees ought to be aware.  This offer does not constitute a contract of employment.  Please confirm your acceptance of this offer by signing and dating this letter and returning it to the Senior Manager, Human Resources, marked Personal & Confidential.  I look forward to your joining Progenics on or before July 6, 2015.

Very truly yours,

/s/ Mark R. Baker
Mark R. Baker
Chief Executive Officer
Progenics Pharmaceuticals, Inc.

I confirm my acceptance of employment with Progenics Pharmaceuticals, Inc. subject to the terms and conditions of employment as set forth herein.

/s/ Sheldon Hirt	May 23, 2015
Sheldon Hirt	Date

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Employment Information for New Employees

Attached are the following documents which describe important conditions of employment with Progenics Pharmaceuticals, Inc.  It is important that you carefully review each document and initial, sign and witness in the spaces provided.  The original documents are to be returned to Human Resources.

-	Employee Invention Assignment and Confidentiality Agreement
-	Employee Non-Competition and Non-Solicitation Agreement

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

Name:  Sheldon Hirt
Employment Date:  On or before July 6, 2015

In consideration of my employment, continued employment and the salary/wages paid to me by Progenics Pharmaceuticals, Inc. or any of its parent, subsidiary or affiliate companies (all hereafter collectively called "Progenics") and other good and valuable consideration, I understand and agree to the following provisions for the protection of Progenics' property rights and for the protection of the rights of others who have entrusted Progenics with confidential proprietary information:

1.  Disclosure to Progenics.  I agree to disclose fully and promptly to Progenics all proprietary rights (the expression "proprietary rights" means all intellectual and physical work product having actual or potential value to Progenics including inventions, whether or not patentable and whether or not tested or reduced to practice, discoveries, ideas, conceptions, developments, designs, works of authorship, trade secrets, know-how and tangible expressions, whether or not copyrightable, and whether or not relating to human pharmaceutical research and development, molecular biology, virology, immunology, biochemistry, data processing, computer software systems, programs or procedures) developed, conceived, reduced to practice or learned by me solely or jointly with others, at any time during the term of my employment and for a period of two years thereafter, and which proprietary rights  relate to the actual or anticipated business activities of Progenics,  result from, or are suggested by, work which I do for Progenics,  are funded in whole or in part by Progenics, or  result from any use of premises, equipment or property (tangible or intangible) owned, leased, licensed or contracted for by Progenics.  I agree to make and maintain written records of the aforesaid proprietary rights and to submit promptly the same, and supplemental oral disclosure, to my superiors at Progenics.

2.  Ownership of Proprietary Rights.  I acknowledge and agree that Progenics shall own, and I agree to assign and hereby do assign to Progenics, the entire right, title and interest in and to all proprietary rights embraced by Paragraph 1 above.  I further agree to execute all papers, and otherwise to provide all requested assistance, at Progenics' expense, during and subsequent to my employment, to enable Progenics or its nominees to perfect and enforce its proprietary rights including, without limitation, obtaining such patents, copyrights and other legal protection as it may desire, in any country.

3.  Confidentiality.  I agree to preserve in confidence and not to use, to publish, or to otherwise disclose to, either during or subsequent to my employment, without the prior written permission of Progenics, all confidential proprietary rights or any knowledge, information or materials about the products, services, know-how, research and development, customers, business plans of Progenics or any confidential information about financial matters, marketing, pricing, compensation or any other confidential information of Progenics, its customers, or others from whom Progenics has received information under obligations of confidence (collectively, "Confidential Information").

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Notwithstanding the foregoing paragraph, any restriction on your use, publication or disclosure of Confidential Information shall not apply to any information:  (a) that is in or subsequently enters the public domain through no fault of yours or any person affiliated with you in any manner; (b) that you have received or subsequently receive from a third party under no duty of confidentiality to Progenics; and (c) solely with respect to disclosure of such information, that you are required to disclose pursuant to an order of a court of competent jurisdiction or another government agency having appropriate authority, provided that in such event you promptly notify Progenies of such requirement, and cooperate in all respects with Progenies in any effort to contest or limit the scope of the disclosure.  The provisions of the foregoing clause (c) shall apply only for the purposes of each particular order where disclosure is required.

4.  Termination of Employment.  In the event of the termination of my employment at Progenics, whether or not such termination is voluntary, I will deliver promptly to my superior at Progenics all documents which relate to the business activities of Progenics, and all materials and things which belong to or have been entrusted by others to Progenics including, without limitation, all physical embodiments of any proprietary rights of Progenics.

5.  Confidential Information of Others.  I agree not to disclose to Progenics, or to use in my work at Progenics any confidential information belonging to others, or any prior inventions made by me which Progenics is not entitled to learn of or use.  I represent that the inventions identified in the _______   pages I attach hereto constitute all of the unpatented inventions which I have made prior to my employment at Progenics, which inventions shall be excluded from this agreement.  (It is only necessary to list the title of such inventions and the purpose thereof.)  If there are no such unpatented inventions, employee initials here: ________.

6.  Prior Agreements.  I represent that I have attached hereto a copy of any agreement (such as a prior employment agreement) which affects my ability to comply with the terms of this agreement.  If there is no such agreement, employee initials here: ______.

7.  Miscellaneous.  This agreement shall be binding on my executors, administrators, heirs, legal representatives or assigns, and may not be modified except in writing with the approval of an officer of Progenics.  If any provision of this agreement is determined to be illegal or unenforceable, because of the duration thereof or the area or scope covered, I hereby request any court making such determination to reduce the duration, area and/or scope so that in its reduced form such covenant shall be enforceable and I agree that in such event all remaining provisions shall remain in full force and effect.

8.  Governing Law.  The validity, interpretation and performance of this Agreement shall be governed according to the laws of the State of New York applicable to agreements made and to be performed entirely in that state, without reference to any conflict of laws rules or principles.

/s/ Sheldon Hirt                                                                                                                                                                 Date: May 23, 2015
Sheldon Hirt

2

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

EMPLOYEE NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Name:  Sheldon Hirt
Employment Date:  On or before July 6, 2015

In consideration of my employment, continued employment and the salary/wages paid to me by Progenics Pharmaceuticals, Inc. or any of its parent, subsidiary or affiliate companies (all hereafter collectively called "Progenics") and other good and valuable consideration, I understand and agree to the following provisions for the protection of Progenics:

1.  Non-Competition.  In the event of the termination of my employment at Progenics, to the extent that such termination is voluntary, I will not for a period of one (1) year accept a consulting engagement or employment with a company or other entity engaged in the development, production, marketing or sale of products or services that directly compete or, upon commercialization, would directly compete with products of the Company being developed (so long as such development has not been abandoned), marketed or sold at the time of termination, without written permission from Progenics.  Such permission will not be unreasonably withheld in those instances where such employment does not involve risk of use or disclosure of any Confidential Information which I may acquire during the course of my employment with Progenics.  As used herein, the term "Confidential Information" refers to all confidential proprietary rights or any knowledge, information or materials about the products, services, know-how, research and development, customers, business plans of Progenics or any confidential information about financial matters, marketing, pricing, compensation or any other confidential information of Progenics, its customers, or others from whom Progenics has received information under obligations of confidence.

2.  Non-Solicitation.  During the term of my employment and for a period of two (2) years thereafter I will not solicit or attempt to induce, directly or indirectly, any employee of Progenics to accept a consulting engagement or employment.

3.  Miscellaneous.  This agreement shall be binding on my executors, administrators, heirs, legal representatives or assigns, and may not be modified except in writing with the approval of an officer of Progenics.  If any provision of this agreement is determined to be illegal or unenforceable, because of the duration thereof or the area or scope covered, I hereby request any court making such determination to reduce the duration, area and/or scope so that in its reduced form such covenant shall be enforceable and I agree that in such event all remaining provisions shall remain in full force and effect.

4.  Governing Law.  The validity, interpretation and performance of this Agreement shall be governed according to the laws of the State of New York applicable to agreements made and to be performed entirely in that state, without reference to any conflict of laws rules or principles.

/s/ Sheldon Hirt                                                                                                                                                                 Date: May 23, 2015
Sheldon Hirt